EXHIBIT 10.8
TERMINATION OF MANAGEMENT CONTRACT
     This TERMINATION AGREEMENT (the “Agreement”) is made on November 15, 2005 by and among Casa Munras Hotel Partners, L.P., a California limited partnership, previously named Western Host Monterey Partners (the “Owner”) and Westland Hotel Corp., a California corporation (the “Manager”), with respect to the following:
A. The Owner and the Manager are parties to that certain Management Contract dated April 15, 1994 (the “Management Contract”) pursuant to which the Manager manages and operates the Casa Munras Garden Hotel (the “Hotel”) owned by the Owner.
B. The Management Contract provides for a term that commenced on April 15, 1994 and will expire at midnight on April 14, 2014, subject to early termination provisions.
C. The Management Contract is terminable by Owner at any time upon sixty (60) days prior written notice to Manager.
D. The Owner desires to sell the Hotel and has previously advised the Manager of Owner’s intention to terminate the Management Contract, subject to, conditioned upon and effective upon the sale of the Hotel.
E. The Owner and Manager have agreed to terminate the Management Contract upon the terms and conditions described herein and regardless of whether such sixty (60) day notice was provided.
NOW THEREFORE, the parties hereto agree as follows:
     1. Conditional Termination of Management Contract. The Owner and Manager hereby agree that the Management Contract is hereby terminated, conditioned upon and effective upon the Closing (as that term is defined in that certain Purchase Agreement dated August 11, 2005 among the Owner as Seller and Casa Munras Hotel, LLC as Buyer and certain other parties thereto for the sale of the Hotel, as amended by that certain First Amendment dated November 9, 2005 and that certain letter agreement dated November 15, 2005, and as may be subsequently amended by the parties thereto, such Purchase Agreement as so amended being the “Purchase Agreement”). If the Closing shall not occur for any reason, then the Management Contract shall remain in full force and effect according to its terms.
     2. Entire Agreement; Modification. This Agreement and the Management Contact constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.
     3. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but which taken together shall constitute one and the same agreement. Each party agrees that facsimile signatures of this Agreement will be deemed a valid and binding execution of it.

     4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to that State’s choice of law rules.
     5. Successors in Interest. This Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other party hereto. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of any of the parties to this Agreement.
     6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.
     7. Further Assurances. Each party will execute and delivery such further documents and take such further actions as may be reasonably required to carry out the intent and purpose of this Agreement.
     8. Interpretation. The Section headings are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of any of the provisions of this Agreement. Any and all documents or instruments referred to in this Agreement, including the introductory portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WESTLAND HOTEL CORP.
By:	/s/ MAXINE YOUNG
Maxine Young
President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CASA MUNRAS HOTEL PARTNERS, L.P.,
a California limited partnership

By:	Casa Munras GP, LLC
a California limited liability company
its General Partner

	By:	/s/ JOHN F. ROTHMAN

John F. Rothman
Managing Member